Exhibit 10.42
RSU GRANT NOTICE
UNDER THE
MEDLINE INC.
2025 OMNIBUS INCENTIVE PLAN
(Initial RSU Grant (Prior Aggregator RSUs) – Directors)
Medline Inc., a Delaware corporation (the “Company”), pursuant to the Medline Inc. 2025 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units (“RSUs”) set forth below. The RSUs are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto) (the “RSU Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
Participant:
Date of Grant:     December 17, 2025
Vesting Date:
Number of RSUs:     [#####]
Vesting Schedule:    Provided that the Participant has not undergone a Termination at the time of the applicable vesting date, 100% of the RSUs will vest on the Vesting Date set forth above.
Settlement:    Any RSUs that become vested pursuant to the Vesting Schedule will be settled in accordance with Section 3 of the RSU Agreement.

    *    *    *
        Director RSU Award Agreement – Convert

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RSU GRANT NOTICE, THE RSU AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RSUS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RSU GRANT NOTICE, THE RSU AGREEMENT AND THE PLAN.
MEDLINE INC.                PARTICIPANT

________________________________         #Signature#
By: Christopher Shryock            Name
Title: EVP, Chief Human Resources Officer

RSU AGREEMENT
UNDER THE
MEDLINE INC.
2025 OMNIBUS INCENTIVE PLAN

Pursuant to the RSU Grant Notice (the “RSU Grant Notice”) delivered to the Participant (as defined in the RSU Grant Notice), and subject to the terms of this RSU Agreement and the Medline Inc. 2025 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), Medline Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
R E C I T A L S:
WHEREAS, the Participant was previously granted a number of restricted stock units (the “Aggregator RSUs”) for Class A Units of Medline Management Aggregator LLC (“Medline Aggregator”); and
WHEREAS, in connection with the initial public offering of the Company (the “IPO”), and in accordance with the terms of the award agreement evidencing the grant of the Aggregator RSUs, the Aggregator RSUs were converted into the number of RSUs under the Plan as set forth in the RSU Grant Notice.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of RSUs. Subject to the terms and conditions set forth herein and in the Plan, the Participant is the holder of the number of RSUs provided in the RSU Grant Notice (with each RSU representing the right to receive one share of Common Stock upon the vesting of such RSU). The Company may make one or more additional grants of RSUs to the Participant under this RSU Agreement by providing the Participant with a new RSU Grant Notice, which may also include any terms and conditions differing from this RSU Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional RSUs hereunder and makes no implied promise to grant additional RSUs.
2.Vesting. Subject to the terms and conditions contained herein and in the Plan, the RSUs shall vest and the restrictions on the RSUs shall lapse as set forth in the RSU Grant Notice. With respect to any RSU, the period of time that such RSU remains subject to vesting shall be its “Restricted Period.”
3.Settlement of RSUs . Subject to the provision in Section 9(d)(ii) of the Plan, within 75 days following the date on which the Restricted Period lapses with respect to an RSU, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such RSU.
4.Treatment of RSUs Upon Termination or Restrictive Covenant Violation.
(a)Unless otherwise determined by the Committee, in the event of the Participant’s Termination for any reason:
(i)all vesting with respect to the RSUs shall cease (after taking into account vesting of RSUs as set forth in the RSU Grant Notice); and
(ii)the unvested RSUs shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
(b)In the event of (i) the Participant’s Termination by the Company for Cause, (ii) the Participant’s voluntary resignation when grounds for Cause exist or (iii) a Restrictive Covenant Violation (as defined below), unvested RSUs and all vested RSUs that have not been settled in shares of

Common Stock pursuant to Section 3 of this RSU Agreement shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
5.Company; Participant.
(a)The term “Company” as used in this RSU Agreement with reference to employment or service shall include the Board, the Company and its Subsidiaries.
(b)Whenever the word “Participant” is used in any provision of this RSU Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the RSUs may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
6.Non-Transferability. The RSUs are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the RSUs, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSUs shall terminate and become of no further effect.
7.Rights as Stockholder. The Participant or a Permitted Transferee of the RSUs shall have no rights as a stockholder with respect to any share of Common Stock underlying a RSU unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
8.Dividend Equivalents. The RSUs shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock), which shall accrue in cash without interest and shall be delivered in cash. Accumulated dividend equivalents shall be payable at such time as the underlying RSUs to which such dividend equivalents relate are settled in accordance with Section 3 of this RSU Agreement. For the avoidance of doubt, dividend equivalents accrued in respect of RSUs shall only be paid to the extent the underlying RSU vests and is settled. To the extent that any RSUs are forfeited and not vested and settled, the Participant shall have no right to dividend equivalent payments in respect of such forfeited and unvested RSUs.
9.Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof. The Participant acknowledges and agrees that to the extent consistent with applicable law and the Participant’s status as an independent consultant for U.S. federal income tax purposes, the Company does not intend to withhold any amounts as federal income tax withholdings under any other state or federal laws, and the Participant hereby agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign tax withholding obligations of the Company which may arise in connection with the grant of RSUs.
10.Notice. Every notice or other communication relating to this RSU Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
11.No Right to Continued Service. This RSU Agreement does not confer upon the Participant any right to continue as a director or other service provider to the Company.
12.Binding Effect. This RSU Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
13.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly reaffirms and agrees to, in consideration of the receipt of RSUs hereunder, in the Participant’s capacity as an equity award holder of the Company and its Affiliates, the restrictive covenants set forth on Appendix A hereto (the “Restrictive Covenants” and such Appendix A, the “Restrictive Covenant Appendix”). The Participant acknowledges and agrees that the remedies of the Company and its Affiliates at law for a breach or threatened breach of the Restrictive Covenants may be inadequate, and the Company and its Affiliates may suffer irreparable damages as a result of such breach or threatened breach by the Participant, regardless of whether the Participant then holds the RSUs. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and its Affiliates, without posting any bond, shall be entitled to (a) cease making any payments or providing any payment or providing any benefit otherwise required by this RSU Agreement and/or (b) obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this RSU Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For purposes of this RSU Agreement, “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to the Participant.
14.Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this RSU Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
15.Clawback/Forfeiture. In the event of the Participant’s Termination by the Company or its Affiliates for Cause, or if the Company discovers within one year after a Termination that grounds for a Termination for Cause existed at the time of such Termination then, in each case, the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days after the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) that the Participant received upon the sale or other disposition of, or distributions in respect of, the RSUs issued hereunder (including any shares of Common Stock issued upon settlement of any such RSU). Any reference in this RSU Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or Termination for, Cause.
16.Governing Law. This RSU Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this RSU Agreement, the RSU Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this RSU Agreement, the RSU Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
17.Section 409A of the Code. It is intended that the RSUs granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder, and shall be interpreted consistent with such intent.
18.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this RSU Agreement, the Plan shall govern and control.
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.Entire Agreement. This RSU Agreement (including, without limitation, all exhibits and appendices attached hereto), the RSU Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

Appendix A
Restrictive Covenant Appendix
1.Non-Competition.
(a)During the Participant’s service with the Company (the “Service Term”) and for a period of one year following the Service Term (the “Post-Service Restriction Period”), the Participant shall not, anywhere within the Restricted Territories, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant or advisor) or participate in the ownership, management, operation or control of, or be connected in any manner (including, without limitation, as a creditor, lessor or otherwise) with, any Competitive Business.
(b)For purposes hereof, the following terms shall have the following meanings; provided, that the scope of businesses and the jurisdictions within which the Participant has agreed not to compete pursuant to Section 1(a) (i) during the Service Term shall, for any challenged activity of the Participant, be determined as of the date of any such activity, and (ii) during the Post-Service Restriction Period shall, for any challenged activity of the Participant, be determined as of the last day of the Service Term.
(i)“Competitive Business” shall mean any business, activity, enterprise or venture that conducts activities or provides products or services that compete with, or are substitutes for, any product or service conducted, offered or provided by the Company (or that the Company took reasonable steps within the preceding six (6) months to conduct, offer, or provide, and of which the Participant was aware). For the avoidance of doubt, Competitive Business shall include, but is not limited to, any business of developing, manufacturing, marketing, distributing, and billing payors for medical supplies.
(ii)“Family Member” shall mean, with respect to any natural Person, (w) such natural Person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (each, a “Related Person”), (x) a trust (including but not limited to an estate planning trust) under which distributions may be made only to such natural Person or Related Person, (y) a charitable remainder trust, the income from which will be paid to such natural Person during his or her life or (z) a corporation, partnership or limited liability company, the shareholders, partners or members of which are only such natural Person and/or his or her Related Persons.
(iii)“Restricted Territories” shall mean the United States or any foreign country, state, province or territory where the Company conducts its business, directly or indirectly, or has taken reasonable steps to conduct its business. The Participant acknowledges that the geographic restrictions set forth in this Section 1 are reasonable and necessary to protect the goodwill of the business conducted by the Company.
(c)Nothing herein shall prohibit the Participant (together with the Participant’s Family Members) from being a passive owner of not more than five percent (in the aggregate) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.
2.Non-Solicitation; Non-Interference. During the Service Term and the Post-Service Restriction Period, the Participant shall not, except in the furtherance of the Participant’s duties hereunder, directly or indirectly, through another Person, (a) induce or attempt to induce any individual or
Appendix A - 1     Director RSU Award Agreement – Convert

entity that is an employee or contractor of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any such employee or contractor, (b) hire or retain any such individual that was an employee of the Company at any time during the 12-month period immediately prior to the date on which such hiring or retention would take place, or (c) solicit or service any customer, supplier, licensee, licensor or other business relation of the Company with whom the Participant had business contact or about which the Participant had Confidential Information during the Service Term in order to induce or attempt to induce such Person to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including by making any disparaging statements about the Company).
3.Nondisclosure. During the course of the Participant’s employment and/or service with the Company, the Participant will have access to Confidential Information. For purposes of this Appendix A, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (regardless of whether patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s duties hereunder and for the benefit of the Company, either during the Service Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Participant during the Service Term. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Participant, (b) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant, (c) becomes available to the Participant on a non-confidential basis from a source (other than the Company) which is not known by the Participant to be prohibited from disclosing such information to the Participant or (d) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Appendix A shall remain strictly confidential, and the Participant hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors, personal tax or financial advisors and, solely for the purpose of disclosing the limitations on the Participant’s conduct imposed by the provisions of this Section 3, prospective future employers, in each case, who agree to keep such information confidential. 18 U.S.C. §1833(b) provides: “an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Appendix A is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Accordingly, the Participant has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for
Appendix A - 2     Director RSU Award Agreement – Convert

the sole purpose of reporting or investigating a suspected violation of law. The Participant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
4.Non-Disparagement. The Participant shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage the Company, or any of the Company’s predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives (in any such case, to the extent known to the Participant), with respect to any of their respective past or present business activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that the foregoing shall not (a) prevent the Participant from exercising the Participant’s rights, if any, under the National Labor Relations Act or (b) apply to statements made by the Participant in good faith for the purposes of enforcing any of the Participant’s rights under this Appendix A or under any other agreement now or hereafter in effect, responding to incorrect public statements, defending against or bringing any claim or claims against or by the Participant, including any arbitral or administrative proceedings, so long as such statements are made in connection with a bona fide dispute brought or pending before a court, administrative body or arbitration panel and the Participant has a good faith basis for believing that the statements are true, when required to do so by law, subpoena or court order and/or when responding to any inquiry by any regulatory or investigatory organization.
5.Inventions. The Participant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company and which are conceived, developed or made by the Participant while employed by the Company, whether before or after the date of this Appendix A (“Work Product”), belong to the Company. The Participant shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Service Term) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney and other instruments). Any copyrightable Work Product prepared in whole or in part by the Participant in the course of the Participant’s employment by the Company will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. The Participant hereby assigns all right, title and interest in and to all Work Product to the Company. Without limiting the generality of the foregoing, the Participant agrees to assist the Company, at the Company’s expense, in every proper way to secure the rights of the Company in the Work Product in any and all countries, including the execution of all applications, specifications, oaths, assignments and all other instruments necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and the Company’s successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product. The Participant further agrees that the Participant’s obligation to execute or cause to be executed, when it is in the Participant’s power to do so, any such instrument or papers shall continue after the termination of the Participant’s Service Term. If the Company is unable because of the Participant’s mental or physical incapacity or for any other reason (including the Participant’s refusal to do so after request therefor is made by the Company in writing) to secure the Participant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark or copyright registrations covering Work Product assigned to the Company pursuant to this Section 5, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney-in-fact to act for and in the Participant’s behalf and stead to execute and file any such applications and to do
Appendix A - 3     Director RSU Award Agreement – Convert

all other lawfully permitted acts to further the prosecution and issuance of patent, trademark or copyright registrations thereon with the same legal force and effect as if executed by the Participant. The Participant agrees not to apply for or pursue any application for any United States or foreign patent, trademark or copyright registrations covering any Work Product other than pursuant to this Section 5 in circumstances where such patent, trademark or copyright registrations are or have been assigned to the Company. Any written records of Work Product made by the Participant (solely or jointly with others) during the term of the Participant’s employment with the Company shall be available to, and remain the sole property of, the Company at all times.
6.Scope and Enforcement of Covenants.
(a)The Participant acknowledges that the provisions of this Appendix A are in consideration of: (i) the grant of this Award (as defined in the Plan) and (ii) additional good and valuable consideration as set forth in the Award Agreement (as defined in the Plan) to which this Appendix A is attached. In addition, the Participant agrees and acknowledges that the restrictions contained in Section 1 and 2 do not preclude the Participant from earning a livelihood, nor do they unreasonably impose limitations on the Participant’s ability to earn a living. In addition, the Participant agrees and acknowledges that the potential harm to the Company of the non-enforcement of this Appendix A outweighs any potential harm to the Participant of their enforcement by injunction or otherwise. The Participant acknowledges that the Participant has carefully read this Appendix A and has given careful consideration to the restraints imposed upon the Participant by this Appendix A, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. The Participant expressly acknowledges and agrees that each and every restraint imposed by this Appendix A is reasonable with respect to subject matter and time period. It is specifically recognized by the Participant that his or her services to the Company are special, unique, and of extraordinary value, that the Company has a protectable interest in the obligations imposed on the Participant as provided in this Appendix A and that money damages are insufficient to protect such interest, that there is adequate consideration being provided to the Participant hereunder, that such prohibitions would be necessary and appropriate without regard to payments being made to the Participant hereunder, and that the Company would not enter into this Award Agreement with the Participant without the restrictions in this Appendix A. The Participant further acknowledges that the provisions of this Appendix A are separate and independent of the other sections of this Award Agreement. In the event that the agreements in this Appendix A shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. The period of time during which the provisions of Sections 1 and 2 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms thereof.
(b)Notwithstanding anything to the contrary herein, the Participant acknowledges and agrees that (i) the Company may amend any provision of this Appendix A as it may deem in its discretion to be necessary or advisable to conform such provision to the requirements of, or increase the enforceability of such provision under, applicable law, and no such amendment shall require the consent of the Participant so long as such amendment does not impose a greater restraint on the Participant than is imposed by such provision as in effect prior to such amendment, and (ii) the Company may, in its discretion, elect to provide additional consideration to the Participant as the Company may deem necessary or advisable to conform any provision of this Appendix A to the requirements of, or increase
Appendix A - 4     Director RSU Award Agreement – Convert

the enforceability of such provision under, applicable law; provided, that in each case of (i) and (ii), the Company shall provide prompt written notice thereof to the Participant.
7.If the Participant primarily resides and/or primarily provides service in one of the jurisdictions included in Annex 1 hereto, to the extent required by applicable law, the provisions contained therein shall govern and control with respect to this Appendix A. The Participant (i) is advised to consult with an attorney regarding the terms and conditions of this Appendix A (including the supplemental restrictive covenants terms within Annex 1 hereto) before signing it and (ii) acknowledges the receipt of such Company advice and has had the opportunity to seek counsel. The Participant acknowledges and agrees that Company may issue updates to Annex 1 from time to time (including the addition of states) to either narrow the scope of a particular restriction or to comply with applicable law, and the Participant hereby consents to any such updates. In the event that the Participant is not subject to any provision in this Appendix A as of the effective date of this Award Agreement because of an applicable salary or other compensation or duties-based threshold, if at any time during the Participant’s service period the Participant becomes eligible for such provision, except where prohibited by applicable law, such provision shall apply to the Participant from the date of such eligibility.
8.Independent Obligations. The provisions of this Appendix A (including Annex 1 hereto) are intended to be cumulative and are intended to be independent obligations of the Participant, and shall not be affected by any similar provisions contained in any other agreement entered into by the Participant and the Company or any policy adopted by the Company applicable to its directors generally.

Appendix A - 5     Director RSU Award Agreement – Convert

Appendix A - 6     Director RSU Award Agreement – Convert

ANNEX 1 to APPENDIX A
State Restrictive Covenant Supplement
Capitalized terms used but not defined herein shall have the meanings set forth in the Plan and the RSU Agreement.

FLORIDA
If the Participant is primarily a resident of, or primarily provides services in, Florida on (i) the Date of Grant or (ii) the date of Termination, notwithstanding anything in the Award Agreement to the contrary, the Award Agreement shall be governed by Florida law, without regard to principles of conflicts of law.

ILLINOIS
If the Participant is primarily a resident of, or primarily provides services in, Illinois on (i) the Date of Grant or (ii) the date of Termination:
(a)    Section 1 of Appendix A shall not apply after the date of Termination unless the Participant’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $75,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $5,000 increments in each of 2027, 2032, and 2037, with $90,000 as the minimum threshold amount in 2037).
(b)    Section 2 of Appendix A shall not apply after the date of Termination unless the Participant’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $45,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $2,500 increments in each of 2027, 2032, and 2037, with $52,500 as the minimum threshold amount in 2037); and
(c) the Participant has been provided a copy of Appendix A (including this Annex 1) at least 14 calendar days before the commencement of the employee’s services, or the employee may take up to 14 calendar days to review Appendix A (including this Annex 1) before signing the Award Agreement. In the event such notice period has not been sufficiently met, Sections 1 and 2 of Appendix A shall not be enforceable until 14 calendar days following the date the Participant was provided a copy of Appendix A (including this Annex 1).

MASSACHUSETTS
If the Participant is, and has been for at least 30 days immediately preceding the date of Termination, a resident of, or primarily providing services in, the Commonwealth of Massachusetts:
(a)    Section 1 of Appendix A shall not apply after the date of Termination, if the Participant is terminated without Cause (as modified by this Massachusetts supplement);
(b)    With respect to Section 1 of Appendix A, the Post-Service Restriction Period shall not exceed 12 months from the date of Termination, unless the Participant has breached his or her fiduciary duty to the Company or the Participant has unlawfully taken, physically or electronically, property belonging to the Company, in which case the Post-Service Restriction Period may not exceed 2 years from the date of Termination;
(c)    The Company, at its discretion, including based on a determination by the Company, in its discretion, that additional consideration is required by Massachusetts law to render Section 1 of Appendix A enforceable, may elect to enforce such covenant by making garden leave payments to the Participant during the Post-Service Restriction Period (but for no more than 12 months following the date of Termination) at a rate of up to 50% of the highest annualized base salary or service fees, as applicable, paid to the Participant by the Company within the 2-year period preceding the date of Termination (“Garden Leave Payments”). Any Garden Leave Payments paid to the Participant pursuant to this Massachusetts supplement may be reduced based on consideration of the Fair Market Value of the incentive compensation provided pursuant to the Award Agreement and determined in good faith by the Company as of the date of Termination or by (or may reduce and not be in addition to) any severance or separation pay that the Participant is otherwise entitled to receive from any member of the Company pursuant to an agreement, plan, or otherwise;
(d)    The Company, in its sole discretion, may elect at any time prior to the date of Termination, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 1 of Appendix A, upon which such waiver shall automatically terminate the Company’s obligations to compensate the Participant under Section (c) of this Massachusetts supplement. In such event, the Participant shall have no further obligations under Section 1 of Appendix A. Such waiver shall be in writing, and shall have no effect on the Participant’s obligations under the remainder of the restrictive covenants contained in this Annex 1, which shall continue in full force and effect in all respects. The Participant acknowledges and agrees that nothing in this Section (d) gives the Participant an election as to compliance with Section 1 of Appendix A;
(e)    For purposes of enforcement of Section 1 of Appendix A (and no other provision of the Award Agreement or the Plan), “Cause” shall include any good faith determination by the Company that the Participant has significantly underperformed in providing services to the Company or engaged in conduct or behavior that violates any policy of the Company or is detrimental to the Company or any of its subsidiaries or affiliates or its reputation;
(f)    The Participant acknowledges and agrees that the benefits provided by the Award Agreement and the Garden Leave Payments (where applicable) constitute sufficient mutually agreed-upon consideration for Section 1 of Appendix A; and
(g)    If the Participant is a current employee, the Participant’s agreement to the non-competition covenant in Section 1 of Appendix A shall be effective upon the later of the Participant’s (i) acceptance of the award or (ii) the date that is 10 business days after the Participant was provided with notice of the non-competition agreement. If the Participant is a prospective employee or new hire of the Company, the Participant acknowledges that the Participant was provided with a copy of the non-competition covenant in Section 1 of Appendix A by the earlier of the Participant’s (i) formal offer of employment or (ii) the date that is 10 business days before the Participant’s commencement of employment. In the event such notice period has not been sufficiently met, Section 1 of Appendix A shall not be enforceable until 10 business days following the date the Participant was provided with a copy of the non-competition covenant in Section 1 of Appendix A.

Annex 1 to Appendix A - 1     Director RSU Award Agreement – Convert

NEW HAMPSHIRE
If the Participant is primarily a resident of, or primarily provides services in, New Hampshire on (i) the Date of Grant or (ii) the date of Termination:
(a)Section 1 of Appendix A shall not apply after the date of Termination, if the Participant earns an hourly rate that is less than or equal to (i) 200% of the federal minimum wage or (ii) 200% of the tipped minimum wage pursuant to New Hampshire law; and
(b)If the Participant is a prospective service provider, the Participant acknowledges and agrees that the Participant has received the noncompetition and other restrictive covenants set forth in Appendix A (as modified by this Annex 1) prior to the Participant’s acceptance of any offer of employment with the Company. In the event such notice period has not been sufficiently met, Section 1 of Appendix A shall not be enforceable until one (1) day following the Date of Grant.

OREGON
If the Participant is primarily a resident of, or primarily provides services in, Oregon on (i) the Date of Grant or (ii) the date of Termination:
(a)    Section 1 of Appendix A shall not apply after the date of Termination, unless:
(i)    the award was granted in connection with either (A) a written employment offer that provided, at least two (2) weeks’ notice before the first day of employment, that a non-competition agreement was required or (B) the Participant’s subsequent bona fide advancement; provided that, in the event the notice period set forth in clause (A) has not been sufficiently met, Section 1 of Appendix A shall not be enforceable until two (2) weeks following the date the Participant was provided with a copy of the non-competition covenant in Section 1 of Appendix A, and
(ii)    the Participant’s total annual compensation, including commissions, as of the date of Termination, exceeds $116,427 (which is the threshold amount for 2025 and subject to annual adjustments for inflation based on adjustments to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the US Department of Labor), unless the Company provides the Participant compensation during the Post-Service Restriction Period, in which Section 1 of Appendix A applies, in an amount equal to the greater of 50% of the Participant’s annual gross base salary and commissions as of the date of Termination or 50% of $116,427 (which is the threshold amount for 2025 and subject to annual adjustments pursuant to Oregon law as described in this provision) during the Post-Service Restriction Period.
(b)    The Company shall provide the Participant a signed copy of the Award Agreement within 30 days following the date of Termination.
(c)    Section 1 of Appendix A shall not apply for more than 12 months after the date of Termination.

Annex 1 to Appendix A - 2     Director RSU Award Agreement – Convert

VIRGINIA
If the Participant is primarily a resident of, or primarily provides services in, Virginia on (i) the Date of Grant or (ii) the date of Termination:
(a)    Section 1 of Appendix A shall not apply after the date of Termination, if the Participant is considered a “low-wage employee”, which is defined as anyone (i) earning, over a rolling 52-week period preceding the date of Termination, less than Virginia’s average weekly wage, which for the first quarter of 2025 was equivalent to approximately $76,082 annually or (ii) who, regardless of average weekly wage, is overtime eligible under the Fair Labor Standards Act. A low-wage employee does not include an employee whose earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses; and
(b)    Sections 1 and 2(c) of Appendix A shall not prohibit the Participant from providing services to the Company’s customers or clients during the Post-Service Restriction Period, if the Participant does not initiate contact with or solicit such customer or client, to the extent required by Virginia law.

WISCONSIN
If the Participant is primarily a resident of, or primarily provides services in, Wisconsin on (i) the Date of Grant or (ii) the date of Termination:
(a)    For the Post-Service Restriction Period, Section 2(c) of Appendix A shall only apply to current (rather than prospective) customers, suppliers, licensees or other business relations;
(b)    Section 1 of Appendix A shall not apply for more than one year after the date of Termination;
(c)    Sections 2(a) and 2(b) of Appendix A shall be limited to employees with whom Participant had a working relationship or about whom the Participant acquired or possessed specialized knowledge or Confidential Information, in each case, in connection with the Participant’s employment with or service to the Company; and
(d)    Section 3 of Appendix A shall remain in effect until three years following the date of Termination with respect to Confidential Information that is not a trade secret, and, with respect to trade secrets, for as long as the information is a trade secret.

Annex 1 to Appendix A - 3     Director RSU Award Agreement – Convert